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                                                                   EXHIBIT 10(z)


                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
                     ---------------------------------------

         This amendment is made effective March 26, 2002, between Metatec International, Inc., an Ohio corporation (the "Company"), and Christopher A. Munro ("Mr. Munro").

                             BACKGROUND INFORMATION

         A. The Company and Mr. Munro (the "Parties") are the parties to an Employment Agreement dated November 22, 2000 (the "Agreement"), pursuant to which the Company employed Mr. Munro to serve as the Company's Chief Operating Officer beginning January 2, 2001.

         B. Effective November 29, 2001, Mr. Munro was elected to the offices of President and Chief Executive Officer of the Company. As a result, the Company desires to provide additional compensation and incentives to Mr. Munro in recognition of his increased responsibilities. The Parties are entering into this amendment for that purpose and to confirm their understanding regarding some previously unresolved matters relating to Mr. Munro's 2001 compensation and benefits.

                             STATEMENT OF AGREEMENT

         The Parties hereby acknowledge the accuracy of the foregoing Background Information and agree as follows:

         Sec. 1. DEFINITIONS. Any capitalized terms used but not otherwise defined in this amendment shall have the respective meanings given those terms in the Agreement.

         Sec. 2. SERVICES. While serving as President and Chief Executive Officer of the Company, Mr. Munro shall report to the Board or its Executive Committee, as determined by the Board, and he shall perform such executive or administrative tasks and have such responsibilities as may be assigned to him from time to time by the Board or its Executive Committee.

         Sec. 3. SALARY. Mr. Munro's Base Salary shall be increased to an annual rate of $300,000, effective as of January 1, 2002. An amount equal to the difference between such Base Salary and Mr. Munro's Base Salary as in effect prior to this amendment, prorated for the period from January 1, 2002 through the date of the Company's normal pay date prior to the execution of this amendment, shall be paid with Mr. Munro's next periodic payment of Base Salary following the execution of this amendment.

         Sec. 4. BONUSES. Section 5 of the Agreement shall no longer be applicable. Concurrently with the execution of this amendment, the Company shall pay to Mr. Munro a bonus in the amount of $60,000 (subject to applicable withholdings) as a one-time bonus for 2001 in full
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satisfaction of all remaining bonus, expense reimbursement, and other amounts payable to Mr. Munro in connection with his employment in 2001.

         So long as Mr. Munro's employment with the Company continues for the remainder of calendar year 2002, the Company shall pay Mr. Munro a bonus in an amount of up to 60% of the Base Salary (prorated on a daily basis if Mr. Munro's employment terminates prior to the end of the year), with the final percentage to be determined based upon the performance of the Company as compared with the 2002 plan which has been initialed by Mr. Munro and the Company's Senior Vice President, Finance, for purposes of identification (the "Base Plan"). For this purpose, the applicable performance thresholds and cumulative bonus percentages shall be as follows (with all applicable threshold calculations to be determined under generally accepted accounting principles):

         Threshold                                                 Cumulative %
         ---------                                                 ------------
         Achieve Base Plan                                             20%
         $1 million net earnings improvement over Base Plan            25%
         $2 million net earnings improvement over Base Plan            30%
         $3 million net earnings improvement over Base Plan            35%
         Breakeven on net earnings basis                               50%
         $500,000 net profit                                           55%
         $1 million net profit                                         60%

         Mr. Munro shall be eligible for such periodic bonuses for periods after calendar year 2002 as may be determined by the Board, in its discretion.

         Sec. 5. OPTIONS. As additional consideration for his obligations under the Agreement, as amended by this amendment, the Company has granted to Mr. Munro new options to purchase a total of 150,000 common shares, without par value, of the Company ("Shares"), pursuant to the Company's 1990 Stock Option Plan, as amended (the "Plan"). The first of such options, for 100,000 Shares, is subject to a vesting schedule under which such option will vest with respect to 50% of such Shares on each of the first two anniversaries of the February 13, 2002 grant date, subject to the other terms of the Plan and the agreement evidencing the option. The second of such options, for 50,000 Shares, is subject to a vesting schedule under which such option will vest with respect to all of such Shares on March 1, 2003, subject to the other terms of the Plan and the agreement evidencing the option.

         Sec. 6. LIFE INSURANCE. Section 8 of the Agreement shall no longer be applicable. The Company has previously paid the annual premium in the amount of $20,000 (the "Premium") payable by Mr. Munro with respect to Northwestern Mutual life insurance policy number 15606845 owned by Mr. Munro (the "Policy"). The Company's obligation to pay or reimburse Mr. Munro for any future Premium with respect to the Policy during the period of Mr. Munro's employment with the Company shall be subject to the Parties' reviewing the Policy for possible replacement with a more cost-effective insurance policy on terms satisfactory to both Parties.
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         Sec.7. TERMINATION. Mr. Munro shall not have the right to terminate his employment with the Company pursuant toss.11(a) of the Agreement before March 1, 2003.

         Sec. 8. NOTICE. Notices to the Company underss.15 of the Agreement shall be addressed to the attention to the Chairman of the Board of the Company.

         Sec. 9. INTERPRETATION. This is an amendment to and a part of the Agreement. In the event of any inconsistencies between the provisions of the Agreement and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Agreement shall continue in full force and effect without change.


METATEC INTERNATIONAL, INC.


By     /s/ Julia A. Pollner                        /s/ Christopher A. Munro
  ------------------------------               --------------------------------
    Julia A. Pollner, Senior                    CHRISTOPHER A. MUNRO
    Vice President, Finance